UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2005

ARIBA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26299	77-0439730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Same

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 15, 2005, our Board of Directors (the “Board”) increased the annual retainers paid to the chairs of the committees of the Board. The annual retainer of each committee chair was increased from $3,500 to $5,000, except that the retainer of the chair of the Audit Committee was increased from $3,500 to $10,000. The annual retainer paid to each non-employee member of the Board remains unchanged at $50,000. All retainers are paid in quarterly installments. The fees paid to non-employee Board members for attendance at meetings also remain unchanged at $2,500 for each meeting of the Board and $1,000 for each committee meeting.

Item 1.02	Termination of a Material Definitive Agreement.

On April 15, 2005, the Board terminated our 1999 Directors’ Stock Option Plan (the “Plan”). The Plan had provided for grants of options to purchase shares of our Common Stock to the non-employee members of the Board. The grants under the Plan had occurred automatically upon a director’s election to the Board and on the date of each regular annual meeting of our stockholders. As a result of the termination of the Plan, no option grants to non-employee directors occurred in connection with the annual meeting that took place on April 15, 2005. The Board is considering a variety of alternatives to replace the automatic grants under the Plan. Options previously granted under the Plan are not affected by its termination and remain outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

Date: April 21, 2005	By:	/s/ JAMES W. FRANKOLA
James W. Frankola
Executive Vice President and Chief Financial Officer